INVESTMENT SUB-ADVISORY AGREEMENT

This AGREEMENT made this 1st day of July 2013, by and between THE VARIABLE ANNUITY LIFE INSURANCE COMPANY, hereinafter referred to as "VALIC," and ROBECO INVESTMENT MANAGEMENT, INC.
hereinafter referred to as the "SUB-ADVISER."

VALIC and the SUB-ADVISER recognize the following:

(a)	VALIC is a life insurance company organized under
Chapter 3 of the Texas Insurance Code and an investment adviser registered under the Investment Advisers Act of 1940, as amended ("Advisers Act").

(b)	VALIC is engaged as the investment adviser of
VALIC Company II ("VC II") pursuant to a written Investment Advisory Agreement between VALIC and VC II, a Delaware business trust. VC II is a series type of investment company issuing separate classes (or series) of shares and is registered as an open-end, management investment company under the Investment Company Act of 1940, as amended ("1940 Act"). The 1940 Act prohibits any person from acting as an investment adviser of a registered investment company except pursuant to a written contract.

(c)	VC II currently consists of fifteen portfolios ("Funds"):
Aggressive Growth Lifestyle Fund
Capital Appreciation Fund
Conservative Growth Lifestyle Fund
Core Bond Fund
High Yield Bond Fund
International Opportunities Fund
Large Cap Value Fund
Mid Cap Growth Fund
Mid Cap Value Fund
Moderate Growth Lifestyle Fund
Money Market II Fund
Small Cap Growth Fund
Small Cap Value Fund
Socially Responsible Fund
Strategic Bond Fund


In accordance with VC II's Agreement and Declaration of Trust (the "Declaration"), new Funds may be added to VC II upon approval of the VC II Board of Trustees without the approval of shareholders. This Agreement will apply only to the Fund(s) set forth on the attached Schedule A, and any other Funds as may be added or deleted by amendment to the attached Schedule A (each, a "Covered Fund").

(d)	The SUB-ADVISER is engaged principally in the business
of rendering investment advisory services and is registered as an investment adviser under the Advisers Act.

(e)	VALIC desires to enter into an Investment Sub-Advisory
Agreement with the SUB-ADVISER for all or a portion of the assets of the Covered Fund(s) which VALIC determines from time to time to assign to the SUB-ADVISER.

	VALIC and the SUB-ADVISER AGREE AS FOLLOWS:

1.	Services Rendered and Expenses Paid by the SUB-ADVISER

The SUB-ADVISER, subject to the supervision and approval of VALIC and the VC II Board of Trustees and in conformity with
(i) the 1940 Act,and all applicable laws and regulations thereunder, (ii) all other applicable federal laws and regulations, including section 817(h) of the Internal
Revenue Code of 1986, as amended (the "Code"), and all applicable state laws and regulations that VALIC notifies the SUB-ADVISER are applicable to the investment management of a Covered Fund; (iii) the Declaration and Bylaws of VC II currently in effect (collectively, the "Charter Documents");
(iv) the investment objectives, policies and restrictions stated in each Covered Fund's prospectus and statement of additional information; and (iv) any applicable procedures adopted by the VC II Board of Trustees and communicated to the SUB-ADVISER in writing, shall:


(a)	manage the investment and reinvestment of the assets
of each Covered Fund, and conduct an investment evaluation for each Covered Fund, including, for example, the evaluation of pertinent economic, statistical, financial, and other data, the determination, in its discretion without prior consultation with VALIC or the VC II Board of Trustees, of the industries, securities and other investments to be represented in each Covered Fund's portfolio, and the formulation and implementation of investment programs; and

(b)	maintain a trading desk and place orders for the
purchase and sale of portfolio investments (including futures contracts and options thereon) for each Covered Fund's account with brokers or dealers (including futures commission merchants) selected by the SUB-ADVISER in the SUB-ADVISER's discretion, including any brokers or dealers that may be affiliated with the SUB-ADVISER to the extent permitted by applicable laws and the rules and regulations thereunder and any exemptive order currently in effect, or arrange for any other entity to provide a trading desk and to place orders with brokers and dealers (including futures commission merchants) selected by the SUB-ADVISER in the SUB-ADVISER's discretion, subject to the SUB-ADVISER's control, direction, and supervision, including any brokers or dealers that may be affiliated with the SUB-ADVISER to the extent permitted by applicable laws and the rules and regulations thereunder and any exemptive order currently in effect.

In selecting brokers or dealers to execute transactions on behalf of a Covered Fund, the SUB-ADVISER will attempt to obtain best execution. In seeking to obtain best execution for any transaction, the SUB-ADVISER will consider factors it deems relevant, including, without limitation, the breadth of the market in the security, the price of the security, the financial condition and execution capability of the brokers or dealers and the reasonableness of the commission, if any, for the specific transaction and on a continuing basis. In selecting brokers or dealers to execute a particular transaction, the SUB-ADVISER is authorized to consider the "brokerage and research services" (within the meaning of Section 28(e) of the Securities and Exchange Act of 1934, as amended (the "1934 Act")) provided to a Covered Fund and/or other accounts over which the SUB-ADVISER or any of its affiliates exercise discretion ("Client Accounts"). As permitted by Section 28(e) of the 1934 Act, the SUB-ADVISER may cause a Covered Fund to pay a broker that provides such brokerage and research services an amount of disclosed commission for effecting a portfolio transaction for the Covered Fund in excess of the commission that another broker may have charged for effecting the same transaction, provided that the SUB-ADVISER determines in good faith that the amount paid is reasonable in relation to the services received in terms of the particular transaction or the overall responsibilities of the SUB-ADVISER to the Covered Fund and any other Client Accounts. The SUB-ADVISER shall not be deemed to have acted unlawfully, or to have breached any duty created by this Agreement, or otherwise, solely by reason of acting in accordance with such authorization.

The SUB-ADVISER shall maintain records adequately demonstrating compliance with its obligations under this Agreement and report periodically to VALIC and the VC II Board of Trustees regarding the performance of services under this Agreement. Upon receiving written request from VALIC and/or VC II, the SUB-ADVISER will promptly make available to VALIC and VC II copies of all of the investment records and ledgers relating to a Covered Fund to assist VALIC and VC II in complying with regulations applicable to the Covered Fund's securities transactions as required by the 1940 Act, the Advisers Act or any other applicable law. The SUB-ADVISER will furnish to the VC II Board of Trustees such periodic and special reports as VALIC and the VC II Board of Trustees may reasonably request. The SUB-ADVISER will furnish to regulatory authorities with jurisdiction over the SUB-ADVISER, VALIC and/or VC II any information or reports in connection with the SUB-ADVISER's investment advisory services which may be requested pursuant to such regulator's authority in order to ascertain whether the operations of a Covered Fund are being conducted in a manner consistent with applicable laws and regulations.

The SUB-ADVISER will not hold money or investments on behalf of a Covered Fund. The money and investments will be held by the custodian of the Covered Fund (the "Custodian"). The SUB-ADVISER will arrange for the transmission to the Custodian, on a daily basis, such confirmations, trade tickets and/or other documents as may be necessary to enable the Custodian to perform its administrative responsibilities with respect to the Covered Fund. The SUB-ADVISER is authorized and empowered to instruct the Custodian (i) to pay cash for securities and other property delivered, or to be delivered, to the Custodian, (ii) to deliver securities and other property against payment for beneficial interests in VC II, and (iii) to transfer assets and funds to such brokerage accounts as the SUB-ADVISER may designate, all consistent with the powers, authorities and limitations set forth herein. The SUB-ADVISER shall not have the authority to cause the Custodian to deliver securities and other property except as expressly provided for in this Agreement. VALIC authorizes and empowers the SUB-ADVISER to direct the Custodian to open and maintain brokerage accounts for securities and other property, including financial and commodity futures and commodities and options thereon (all such accounts hereinafter called "brokerage accounts") for and in the name of a Covered Fund and, as agent and attorney-in-fact, to execute for the Covered Fund standard customer agreements with such broker or brokers as the SUB-ADVISER shall select as provided above. With respect to brokerage accounts for financial and commodity futures and commodities and options thereon, the SUB-ADVISER shall select such brokers, as approved by VALIC, prior to the establishment of such brokerage account. The SUB-ADVISER may, using such of the securities and other property in the Covered Fund as the SUB-ADVISER deems necessary or desirable, direct the Custodian to deposit for the Covered Fund original and maintenance brokerage and margin deposits and otherwise direct payments of cash, cash equivalents and securities and other property into such brokerage accounts and to such brokers as the SUB-ADVISER deems desirable or appropriate.

VALIC will vote all proxies relating to securities held by a Covered Fund. VALIC will vote all such proxies in accordance with such proxy voting guidelines and procedures adopted by the VC II Board of Trustees. VALIC may, on certain non-routine matters, consult with the SUB-ADVISER before voting proxies relating to securities held by a Covered Fund. VALIC will instruct the Custodian and other parties providing services to VC II promptly to forward to the proxy voting service copies of all proxies and shareholder communications relating to securities held by each Covered Fund. The SUB-ADVISER shall not be responsible for (i) directing the vote of any proxy; (ii) instructing the Custodian or any other party providing services to VC II to forward to the proxy voting service copies of any proxies and shareholder communications relating to securities held by a Covered Fund, or (iii) taking any action on behalf of a Covered Fund in connection with a class action lawsuit, settlement proceeding, or other legal proceeding (including, without limitation, bankruptcies) involving portfolio securities owned by the Covered Fund.

To the extent that a Covered Fund invests in the securities of an issuer that provides investors with an opportunity to tender their interests with respect to such securities, the SUB-ADVISER is authorized and empowered to determine whether a tender should be made with respect to the Covered Fund's investment in such securities.

The SUB-ADVISER may aggregate sales or purchase orders placed or received for a Covered Fund with sales or purchase orders being made generally concurrently with any other Client Account, provided that in the SUB-ADVISER's reasonable judgment, including its consideration of various factors (including the selling or purchase price, brokerage commission and other expenses), such aggregation is fair and reasonable and consistent with the SUB-ADVISER's fiduciary obligations to the Covered Fund and such other Client Accounts. In accounting for such aggregated order price, commission and other expenses shall be averaged on a per bond or share basis daily. VALIC acknowledges that the SUB-ADVISER's determination of whether such aggregation is fair and reasonable is subjective and based on the SUB-ADVISER's determination that a Covered Fund may benefit by relatively better purchase or sales prices, lower commission expenses and beneficial timing of transactions or a combination of these and other factors.

The SUB-ADVISER shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise provided or authorized, have no authority to act for or represent VALIC or a Covered Fund other than in furtherance of the SUB-ADVISER's duties and responsibilities as set forth in this Agreement.


Except as otherwise agreed, or as otherwise provided herein, the SUB-ADVISER shall bear the expense of discharging its responsibilities hereunder and VALIC shall pay, or arrange for others to pay, all of VALIC's expenses, except that VALIC shall in all events pay the compensation described in Section 3 of this Agreement. The SUB-ADVISER shall not be responsible for bearing any cost or expense of a Covered Fund, such as the cost of any brokerage commissions, taxes, Blue Sky qualification fees, outside auditing and legal expenses, custodial fees or other transaction-related fees incurred by or on behalf of a Covered Fund.

The SUB-ADVISER represents and warrants that in furnishing the services hereunder, the SUB-ADVISER will not consult with any other sub-adviser of a Covered Fund or other series of VC II, to the extent any other sub-advisers are engaged by VALIC, or any other sub-advisers to other investments companies that are controlled by VC II, concerning transactions of the Covered Fund in securities or other assets, other than for purposes of complying with the conditions of paragraphs (a) and (b) of Rule 12d3-1 under the 1940 Act.

2.	Confidentiality

The SUB-ADVISER will not disclose or use any records or information obtained pursuant to this Agreement in any manner whatsoever except as expressly authorized in this Agreement or as reasonably required to execute transactions on behalf of a Covered Fund, and will keep confidential any non-public information obtained directly as a result of its management of Covered Fund assets, and disclose such non-public information only if VALIC or the VC II Board of Trustees has authorized such disclosure, or if such information is or hereafter becomes ascertainable from public or published information or trade sources, or if such information is or hereafter otherwise is known by the SUB-ADVISER, or if such disclosure is expressly required or requested by applicable regulatory authorities or self-regulatory organization (including the SUB-ADVISER's regulatory examiners) or valid order of a court or other tribunal of competent jurisdiction, or to the extent such disclosure is reasonably required by auditors or attorneys of the SUB-ADVISER in connection with the performance of their professional services or as may otherwise be contemplated by this Agreement. Notwithstanding the foregoing, the SUB-ADVISER may disclose the total return earned by the Covered Fund(s) and may include such total return in the calculation of composite performance information without prior approval by VALIC or the Board of Trustees of VC II.

3.	Compensation of the SUB-ADVISER

VALIC shall pay to the SUB-ADVISER, as compensation for the services rendered and expenses paid by the SUB-ADVISER, a sub- advisory fee based on each Covered Fund's average daily net asset value, calculated as described in this Section 3 and in the fee schedule attached hereto as Schedule A. VALIC and the SUB-ADVISER may agree to amend Schedule A in writing from time to time, provided that any such amendment is made in conformity with the Charter Documents and applicable laws and regulations. Any change in Schedule A pertaining to any new or existing Fund shall not be deemed to affect the interest of any other Fund and shall not require the approval of shareholders of any other Fund.

The average daily net asset value shall be determined by taking the mean average of all of the determinations of net asset value, made in the manner provided in the Declaration, for each business day during a given calendar month. VALIC shall pay this fee for each calendar month as soon as practicable after the end of that month, but in any event no later than thirty (30) days following the end of such month.

If this Agreement is terminated before month-end, the foregoing compensation shall be prorated. The payment of sub- advisory fees related to the services of the SUB-ADVISER under this Agreement shall be the sole responsibility of VALIC and shall not be the responsibility of VC II.

4.	Scope of the SUB-ADVISER's Activities

VALIC understands that the SUB-ADVISER and/or its affiliates now act, will continue to act and may act in the future as investment adviser or sub-adviser to one or more fiduciary and/or other managed accounts or investment companies. VALIC has no objection to the SUB-ADVISER and/or its affiliates so acting; provided that, whenever a Covered Fund and one or more other Client Accounts have available funds for investment, investments suitable and appropriate for each fund or account will be allocated in accordance with a methodology believed by the SUB-ADVISER to be equitable to each entity. VALIC recognizes that, in some cases, this procedure may adversely affect the price paid or received by a Covered Fund or limit the size of the position that may be acquired or sold for a Covered Fund. In addition, VALIC understands that the persons employed by the SUB-ADVISER to assist in the performance of the SUB-ADVISER's duties hereunder will not devote their full time to such services and nothing contained herein shall be deemed to limit or restrict the right of the SUB-ADVISER or any affiliate of the SUB-ADVISER to engage in and devote time and attention to other business or to render services of whatever kind or nature.

Except as otherwise required by the 1940 Act, any of the shareholders, directors, officers and employees of VALIC may be a shareholder, director, officer or employee of, or be otherwise interested in, the SUB-ADVISER or in any person controlling, controlled by or under common control with the SUB-ADVISER; and the SUB-ADVISER, and any person controlling, controlled by or under common control with the SUB-ADVISER, may have an interest in VALIC.

The SUB-ADVISER does not guarantee the future performance of a Covered Fund or any specific level of performance, the success of any investment decision or strategy that the SUB-ADVISER may use, or the success of the SUB-ADVISER's overall management of the assets of a Covered Fund. Each of VALIC and VC II understand that each investment decision made for a Covered Fund by the SUB-ADVISER is subject to risk, including various market, currency, economic, political and business risks, and that those investment decisions will not always be profitable. The SUB-ADVISER will manage only the assets of a Covered Fund allocated to its management by VALIC, including by making investment decisions for the Covered Fund.

The SUB-ADVISER shall not be liable to any of VALIC, VC II, the Funds, or any shareholder in a Fund, and VALIC shall indemnify the SUB-ADVISER for any act or omission, and against any demand, claim, action, suit, or other proceeding, in connection with rendering services under this Agreement, or for any losses sustained in connection with matters to which this Agreement relates, so long as there has been no willful misfeasance, bad faith, gross negligence, or reckless disregard of obligations or duties on the part of the SUB-ADVISER. Nothing in this Agreement shall constitute a waiver or limitation of any rights which VALIC may have under federal and state securities laws.

VALIC shall perform quarterly and annual tax compliance tests and promptly furnish reports of such tests to the SUB-ADVISER after each quarter end to ensure that each Covered Fund is in compliance with Subchapter M of the Code and section 817(h) of the Code. VALIC shall apprise the SUB-ADVISER promptly after each quarter end of any potential non-compliance with the diversification requirements in such Code provisions. If so advised, the SUB-ADVISER shall seek to take prompt action so that the relevant Covered Fund complies with such Code diversification provisions, as directed by VALIC.


5.	Representations of the SUB-ADVISER and VALIC

The SUB-ADVISER represents, warrants, and agrees as follows:

(a)	The SUB-ADVISER (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement; (iii) has met, and will continue to meet for so long as this Agreement remains in effect, any applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency, necessary to be met in order to perform the services contemplated by this Agreement; (iv) has the authority to enter into and perform the services contemplated by this Agreement; and (v) will immediately notify VALIC of the occurrence of any event that would disqualify the SUB-ADVISER from serving as an investment adviser or sub- adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise.

(b)	The SUB-ADVISER has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and, if it has not already done so, will provide VALIC with a copy of such code of ethics together with evidence of its adoption.

(c)	The SUB-ADVISER has provided VALIC with a copy of its Form ADV and, after filing any annual amendment to its Form ADV with the SEC, furnish a copy of such amendment to VALIC.

VALIC represents, warrants, and agrees as follows:

(a)	VALIC:  (i) is registered as an investment adviser under the
Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement; (iii) has met, and will continue to meet for so long as this Agreement remains in effect, any applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency, necessary to be met in order to perform the services contemplated by this Agreement; (iv) has the authority to enter into and perform the services contemplated by this Agreement; and
(v) will immediately notify the SUB-ADVISER of the occurrence of any event that would disqualify VALIC from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise.

(b)	VALIC has the authority under the Investment Advisory Agreement between VALIC and VC II to delegate some or all of its responsibilities to one or more sub-advisers, and the delegation to the SUB-ADVISER under this Agreement is authorized by and consistent with the grant of authority in that Investment Advisory Agreement.

6.	Term of Agreement

This Agreement shall become effective as to each Covered Fund set forth on Schedule A on the date hereof and as to any other Fund on the date of the amendment to Schedule A adding such Fund in accordance with this Agreement. Unless sooner terminated as provided herein, this Agreement shall continue in effect for two years from its effective date. Thereafter, this Agreement shall continue in effect, but with respect to each Covered Fund, subject to the termination provisions and all other terms and conditions hereof, only so long as such continuance is approved at least annually by the vote of a majority of the VC II trustees who are not parties to this Agreement or interested persons of any such parties, cast in person at a meeting called for the purpose of voting on such approval, and by a vote of a majority of the VC II Board of Trustees or a majority of the Covered Fund's outstanding voting securities.


This Agreement shall automatically terminate in the event of its assignment, as that term is defined in the 1940 Act, or in the event of the termination of the Investment Advisory Agreement between VALIC and VC II as it relates to a Covered Fund. VALIC agrees to give the SUB-ADVISER prompt notice in the event of termination of the Investment Advisory Agreement. This Agreement may be terminated as to any Covered Fund at any time, without the payment of any penalty, by vote of VC II Board of Trustees or by vote of the holders of a majority of the Covered Fund's outstanding voting securities on not more than 60 days' nor less than 30 days' written notice to the SUB-ADVISER, or upon such shorter notice as may be mutually agreed upon by the parties. This Agreement may also be terminated by VALIC (i) without payment of any penalty on not more than 60 days' nor less than 30 days' written notice to the SUB-ADVISER, or upon such shorter notice as may be mutually agreed upon by the parties; or (ii) if the SUB-ADVISER becomes unable to discharge its duties and obligations under this Agreement. The SUB-ADVISER, without payment of any penalty, may terminate this Agreement at any time or preclude its renewal on not more than 60 days' nor less than 30 days' written notice to VALIC, or upon such shorter notice as may be mutually agreed upon by the parties.

7.	Other Matters

The SUB-ADVISER may from time to time employ or associate with itself any person or persons believed to be particularly fit to assist in the SUB-ADVISER's performance of services under this Agreement, provided that no such person serves or acts as an investment adviser independent of the SUB-ADVISER so as to require a new written contract pursuant to the 1940 Act. The compensation of any such person will be paid by the SUB-ADVISER, and no obligation will be incurred by, or on behalf of, VALIC or VC II with respect to any such person.

The SUB-ADVISER agrees that all books and records which it maintains for a Covered Fund are the property of the Covered Fund. The SUB-ADVISER also agrees upon request of VALIC or VC II, to promptly surrender the books and records in accordance with the 1940 Act and rules thereunder, provided, however, that the SUB-ADVISER may retain copies of such books and records to the extent necessary to comply with applicable law or regulation, or its or its parent company's policies and procedures relating to the retention of records. The SUB-ADVISER further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 31a-1 under the 1940 Act.

VALIC has furnished the SUB-ADVISER copies of each Covered Fund's prospectus and statement of additional information, the Charter Documents, and any applicable policies and procedures adopted by the VC II Board of Trustees, as currently in effect, and VALIC also agrees, for so long as this Agreement remains in effect, to furnish to the SUB-ADVISER copies of any amendments or supplements thereto, and any new policies and procedures, before or at the time the amendments, supplements or policies and procedures become effective. Until VALIC delivers any amendments, supplements or new policies and procedures to the SUB-ADVISER, the SUB-ADVISER shall be fully protected in relying on the documents previously furnished to it.

The SUB-ADVISER is authorized to honor, rely on and act on any notice, instruction or confirmation given by VALIC on behalf of a Covered Fund in writing signed or sent by any of the persons whose names, addresses and specimen signatures will be provided by VALIC from time to time. The SUB-ADVISER shall not be liable for so acting in good faith upon such notice, instruction, confirmation or authority, notwithstanding that it shall subsequently be shown that the same was not given or signed or sent by an authorized person.

VALIC agrees to submit for preapproval to the SUB-ADVISER at its principal office prior to use thereof, copies of all prospectuses, reports to shareholders, sales literature, or other material prepared for distribution to interest holders of the Funds or the public that refer in any way to the SUB-ADVISER. The SUB-ADVISER agrees to review and respond in writing with comments or approval within ten (10) business days (or such other time as may be mutually agreed) after receipt thereof, and if written approval or comments are not received within such time period then the use of such documents or materials shall be presumed approved by the SUB-ADVISER. In the event of termination of this Agreement, VALIC will continue to furnish to the SUB-ADVISER copies of any of the above-mentioned materials that refer in any way to the SUB-ADVISER and shall cease to use the SUB-ADVISER's name and/or logo as soon as practicable. VALIC shall furnish or otherwise make available to the SUB-ADVISER such other information relating to the business affairs of VALIC and VC II as the SUB-ADVISER at any time, or from time to time, may reasonably request in order to discharge its obligations hereunder.

VALIC agrees to provide to the SUB-ADVISER in writing a list of, and all relevant details relating to, all custodial accounts containing assets being managed by the SUB-ADVISER pursuant to this Agreement and shall provide the SUB-ADVISER with prompt written notice of all changes to such list and related details.

VALIC agrees to provide the SUB-ADVISER with any further documents, materials or information that the SUB-ADVISER may reasonably request from time to time, including such documents, materials or information that the SUB-ADVISER deems necessary in order to complete any annual due diligence of VALIC, VC II and each Covered Fund. VALIC shall also provide the SUB-ADVISER with a copy of its Form ADV Part II, and furnish to the SUB-ADVISER any annual amendment to its Form ADV promptly after filing such amendment with the SEC.

VALIC agrees that the SUB-ADVISER may use the name of VALIC or VC II in any material that merely refers in accurate terms to the appointment of the SUB-ADVISER hereunder.

In addition to the indemnification set forth in Section 4 of this Agreement, VALIC agrees to indemnify and hold harmless the SUB-ADVISER (and its affiliated companies and their respective officers, directors and employees) from any and all claims, losses, liabilities or damages (including reasonable attorneys' fees and other related expenses) arising out of or in connection with (i) any failure by VALIC to provide the services or furnish materials required under the terms of this Agreement, or (ii) any untrue statement of a material fact or any omission to state a material fact required to be stated or necessary to make the statements, in light of the circumstances under which they were made, not misleading in any registration statements, proxy materials, advertisements or sales literature, pertaining to the Funds, except insofar as any such statement or omission was made in reasonable reliance on information provided in writing by the SUB-ADVISER or its affiliates.


The SUB-ADVISER shall indemnify and hold harmless VALIC (and its affiliated companies and their respective officers, directors and employees) from any and all claims, losses, liabilities or damages (including reasonable attorneys' fees and other related expenses) arising out of or in connection with (1) any willful misfeasance, bad faith, gross negligence, or reckless disregard of obligations or duties of the SUB-ADVISER in performing hereunder; or (2) any untrue statement of material fact or any omission to state a material fact required to be stated or necessary to make statements, in light of the circumstances under which they are made, not misleading in any registration statement, proxy materials, advertisements or sales literature, pertaining to a Covered Fund to the extent any such statement or omission was made in reasonable reliance on information provided in writing by the SUB-ADVISER to VALIC for the express purpose of inclusion in such materials.

Under no circumstances shall VALIC or the SUB-ADVISER be liable to any indemnified party for indirect, special or consequential damages, even if VALIC or the SUB-ADVISER is apprised of the likelihood of such damages.

Promptly after receipt by either VALIC or the SUB-ADVISER (an "Indemnified Party") under this Section 7 of notice of the commencement of an action, such Indemnified Party will, if a claim in respect thereof is to be made against the other party (the "Indemnifying Party") under this section, notify Indemnifying Party of the commencement; but the omission to notify the Indemnifying Party will not relieve the Indemnifying Party from any liability that it may have to the Indemnified Party otherwise than under this section. In case any such action is brought against any Indemnified Party, and the Indemnified Party notified the Indemnifying Party of the commencement thereof, the Indemnifying Party will be entitled to participate therein and, to the extent that it may wish, assume the defense thereof, with counsel satisfactory to such Indemnified Party. After receiving notice from the Indemnifying Party of its intention to assume the defense of an action, the Indemnified Party shall bear the expenses of any additional counsel obtained by it, and the Indemnifying Party shall not be liable to such Indemnified Party under this section for any legal or other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof, other than reasonable costs of investigation.

A successor by law of the parties to this Agreement shall be entitled to the benefits of the indemnification contained herein. The indemnification provisions contained herein shall survive any termination or preclusion of renewal of this Agreement.

8.	Applicability of Federal Securities Laws

This Agreement shall be interpreted in accordance with the laws of the State of Texas and applicable federal securities laws and regulations, including definitions therein and such exemptions as may be granted to VALIC or the SUB-ADVISER by the SEC or such interpretive positions as may be taken by the SEC or its staff. To the extent that the applicable law of the State of Texas, or any of the provisions herein, conflict with applicable provisions of the federal securities laws, the latter shall control.

9.	Amendment and Waiver

Provisions of this Agreement may be amended, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought. The Agreement may be amended by mutual written consent of the parties, subject to the requirements of the 1940 Act and the rules and regulations promulgated and orders granted thereunder.

10.	Force Majeure

Neither party to this Agreement shall be liable for damages resulting from delayed or defective performance when such delayed or defective performance arise out of causes beyond the control and without the fault or negligence of the offending party and could not have been reasonably prevented by the offending party through back-up systems and other business continuation and disaster recovery procedures commonly employed by other SEC-registered investment advisers that meet reasonable commercial standards in the investment company industry. Such causes may include, but are not restricted to, Acts of God or of the public enemy, terrorism, acts of the State in its sovereign capacity, fires, floods, earthquakes, power failure, disabling strikes, epidemics, quarantine restrictions and freight embargoes.

11.	Notices

All notices hereunder shall be given in writing (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile, by registered or certified mail or by overnight delivery (postage prepaid, return receipt requested) to VALIC and to SUB-ADVISER at the address of each set forth below:


If to VALIC:	If to the SUB-ADVISER:
Attn: Kurt Bernlohr	Attn:
2919 Allen Parkway, L14-25
Houston, Texas 77019
Tel:  (713) 831-6133
Fax:  (713) 831-8953

With a copy to:	With a copy to:
Attn:  Nori L. Gabert, Esq.
2919 Allen Parkway, l4-01
Houston, Texas 77019
Tel:  (713) 831-5165
Fax:  (713) 831-5937





The parties hereto have each caused this Agreement to be signed in duplicate on its behalf by its duly authorized officer on the above date.

THE VARIABLE ANNUITY LIFE INSURANCE COMPANY


By:	/s/ Jim Coppedge
Name:	Jim Coppedge
Title:	General Counsel


ATTEST:	/s/ Julie Cotton Heard

NAME:		Julie Cotton Heard



ROBECO INVESTMENT MANAGEMENT, INC.


By:	/s/ William G. Butterly, III
Name: 	William G. Butterly, III
Title:	Chief Operating Officer and General Counsel


By:	/s/ Matthew J. Davis
Name: 	Matthew J. Davis
Title:	Chief Financial Officer and Senior Managing Director



ATTEST:	/s/ Celines Matos

NAME:		Celines Matos



	SCHEDULE A
	(Effective July 1, 2013)



Annual Fee computed at the following annual rate, based on average daily net asset value for each month on that portion of the assets managed by SUB-ADVISER, and payable monthly:


Covered Fund					Fee

Mid Cap Value Fund				0.45% on first $100 million;
0.40% on the next $150 million; and
0.35% on assets above $250 million.